Exhibit 10.5

PLEDGE AND ESCROW AGREEMENT

           This Escrow Agreement is dated as of the 18th day of April, 2011  among the shareholders identified on Schedule A (“Pledgors”) and The Brainy Brands Company, Inc., a Delaware corporation (“Pledgee”), and Grushko & Mittman, P.C. (the “Escrow Agent”):

WITNESSETH:

           WHEREAS, the the Pledgors are the holders of shares of common stock issued by the Pledgee as identified on Schedule A (the “Shares”); and

           WHEREAS, the Pledgors and the Pledgee desire that the Shares, together with accompanying executed stock powers, be held in escrow to be released as described herein; and

           WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

           NOW THEREFORE, the parties agree as follows:

ARTICLE I
INTERPRETATION

           1.1.           Definitions.  Whenever used in this Agreement, the following terms shall have the following respective meanings:

▪ “Agreement” means this Agreement and all amendments made hereto and thereto by written agreement between the parties;

▪ “Offering” shall have the meaning ascribed to such term in the Subscription Agreement.

▪ “Revenue Target” shall mean gross cash revenues from sales in the ordinary course of business, net of returns and refunds, as recognized in accordance with generally accepted accounting principles (“GAAP”) and the gross cash receipts from long-term licensing fees received during the Measurement Period [as defined in Section 3.1(a)] even if such entire licensing fees are not included in revenues pursuant to GAAP,  in the aggregate amount of not less than $2,000,000 during the Measurement Period.

▪ “Subscribers” shall have the meaning ascribed to such term in the Subscription Agreement.

▪ “Subscription Agreement” shall mean the Subscription Agreement, dated on or about the date hereof, between The Brainy Brands Company, Inc. and the Subscribers identified on Schedule I thereto.

           1.2.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the Shares and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

           1.3.           Extended Meanings.  In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

           1.4.           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

           1.5.           Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

           1.6.           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state and federal courts located in the state and county of New York.  Both parties and the individuals executing this Agreement and other agreements on behalf of the Pledgors and the Pledgee agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

           1.7.           Specific Enforcement, Consent to Jurisdiction.  The Pledgors and the Pledgee acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 1.6 hereof, each of the Pledgors and the Pledgee hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

ARTICLE II
DELIVERIES TO THE ESCROW AGENT

           2.1.           Pledgors’ Deliveries.  Together with the execution of this Agreement the Pledgors shall deliver the Shares to the Escrow Agent in certificated form, together with duly executed medallion guarateed stock powers for each of the delivered certificates (collectively, the “Escrow Property”).

           2.2.           Intention to Create Escrow Over the Escrow Property.  The Pledgors and the Pledgee intend that the Escrow Property shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit as set forth herein.

           2.4.           Escrow Agent to Retention and Delivery of the Escrow Property.  The Escrow Agent shall hold and release the Escrow Property only in accordance with the terms and conditions of this Agreement.

ARTICLE III
RELEASE OF ESCROW PROPERTY

           3.1.           Release of Escrow.  Subject to the provisions of Section 4.2, the Escrow Agent shall release the Escrow Property as follows:

                      (a)           Commencing on the filing of the Pledgee’s annual report with the SEC for the period ended December 31, 2011 (the “December 31 10K”) but no later than March 30, 2012, the Pledgee may deliver to the Escrow Agent and the Pledgors a written notice that during the period commencing January 1, 2011 and ending on December 31, 2011 (the “Measurement Period”), the Pledgee recorded not less than the Revenue Target, as reported in the Pledgee’s December 31 10K filed with the SEC together with a written certification from the auditors of Pledgee certifying that the Revenue Target has been met (the “Pledgee Release Notice”).  Not sooner than five (5) business days after receipt of the Pledgee Release Notice, the Escrow Agent shall release the Escrow Property to the Pledgor and the Escrow Property shall remain subject to the terms of the Lockup Agreement dated November 24, 2010 (as such Lockup Agreement may have been amended from time to time) and the Lockup Agreement dated as of the date hereof.

                      (b)           The Pledgee may deliver to the Escrow Agent and the Pledgors a written notice on the sooner of (i) five days after the end of the Measurement Period, or (ii) after the Pledgee has filed the December 31 10K, that the Pledgee recorded less than the Revenue Target during the Measurement Period, as reported in its SEC Filings (the “Pledgors Release Notice”) .  Not sooner than five (5) business days after receipt of the Pledgors Release Notice, the Escrow Agent shall release the Escrow Property pro-rata to the Subscribers in the exact proportion that the Revenue Target is less than was required, and shall release the remaining Escrow Property to the Pledgors.  For purposes of clarification and example, if the Pledgee records a Revenue Target for the Measurement Period of 10% less than the Revenue Target which is equal to $1,800,000, then shares representing 10% of the Escrow Property will be released pro-rata to the Subscribers in the proportion as their relative investments in the Offering, and shares representing 90% of the Escrow Property shall be released to the Pledgors.

(c)           If the Escrow Agent does not receive the Pledgee Release Notice or the Pledgors Release Notice by March 31, 2012, then the balance of the Escrow Property still held by Escrow Agent on such date will be released to Pledgors but shall remain subject to the Lockup Agreements entered into on November 24, 2010 and on the date hereof.

(d)           Notwithstanding the above, upon receipt by the Escrow Agent of joint written instructions (“Joint Instructions”) signed by the Pledgors and the Pledgee, the Escrow Agent shall deliver the Escrow Property in accordance with the terms of the Joint Instructions.

                      (e)           Anything herein to the contrary notwithstanding, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrow Property in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

           3.2.           Acknowledgement of Pledgors and Pledgee.  The Pledgors and the Pledgee acknowledge that the only terms and conditions upon which the Escrow Property are to be released are set forth in Sections 3 and 4 of this Agreement.  The Pledgors and the Pledgee reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Escrow Property. Any dispute with respect to the release of the Escrow Property shall be resolved pursuant to Section 4.2 or by agreement between the Pledgors and the Pledgee.

3.3           Conflict.  Each of the Pledgors and the Pledgee has had an opportunity to review this Agreement and consult with counsel of their own choosing in connection with this Agreement.

ARTICLE IV
CONCERNING THE ESCROW AGENT

           4.1.           Duties and Responsibilities of the Escrow Agent.  The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

                      (a)           The Pledgors and the Pledgee acknowledge and agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Pledgors or the Pledgee are entitled to receipt of the Escrow Property pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b)           The Pledgors and the Pledgee acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement.  The Pledgors and the Pledgee, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent's partners, employees, agents and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on the Escrow Agent’s part committed in its capacity as the Escrow Agent under this Agreement.  The Escrow Agent shall owe a duty only to the Pledgors and the Pledgee under this Agreement and to no other person.

                      (c)           The Pledgors and the Pledgee jointly and severally agree to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

                      (d)           The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Pledgors and the Pledgee.  Prior to the effective date of the resignation as specified in such notice, the Pledgors and the Pledgee will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Escrow Property to a substitute Escrow Agent selected by the Pledgors and the Pledgee. If no successor Escrow Agent is named by the Pledgors and the Pledgee, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Escrow Property with the clerk of any such court.

                      (e)           The Escrow Agent does not have and will not have any interest in the Escrow Property, but is serving only as escrow agent, having only possession thereof.  The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Escrow Agreement.

                      (f)           This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

                      (g)           The Escrow Agent shall be permitted to act as counsel for any party to this agreement in any dispute as to the disposition of the Escrow Property, in any other dispute between the Pledgors and the Pledgee, whether or not the Escrow Agent is then holding the Escrow Property and continues to act as the Escrow Agent hereunder.

                      (h)           The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

           4.2.           Dispute Resolution: Judgments.  Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

                      (a)           If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrow Property, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Escrow Property pending receipt of a Joint Instruction from the Pledgors and the Pledgee, or (ii) deposit the Escrow Property with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Pledgors and the Pledgee and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Escrow Property.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

                      (b)           The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order.  In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Pledgors and the Pledgee or to any other person, firm, corporation or entity by reason of such compliance.

ARTICLE V
GENERAL MATTERS

           5.1.           Termination.  This escrow shall terminate upon the release of the Escrow Property or at any time upon the agreement in writing of the Pledgors and the Pledgee.

           5.2.           Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

(a)           If to the Pledgors, to address set forth on Schedule A:

With a copy by facsimile only to Escrow Agent.

(b)           If to the Pledgee:

The Brainy Brands Company, Inc.
460 Brogdon Road, Suite 400
Suwanee, GA 30024
Attn: John Benfield, CEO
Fax: (678) 762-1122

With a copy by fax only to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Marc Ross, Esq.
Fax: (212) 930-9725

And a copy by facsimile only to Escrow Agent.

(c)           If to the Escrow Agent, to:

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, New York 11581
Fax: (212) 697–3575

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

           5.3.           Assignment; Binding Agreement.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

           5.4.           Invalidity.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

           5.5.           Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or PDF email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

5.6           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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5.7           Agreement.  Each of the undersigned states that he has read the foregoing Pledge and Escrow Agreement and understands and agrees to it.

PLEDGORS:

/s/ John P. Benfield	/s/ Dennis Fedoruk
JOHN P. BENFIELD	DENNIS FEDORUK

/s/ Ronda Bush	/s/ Jerry Bush
RONDA BUSH	JERRY BUSH

PLEDGEE:

THE BRAINY BRANDS COMPANY, INC.

By: /s/ John Benfield
John Benfield
Its: CEO

ESCROW AGENT:

/s/ Grushko & Mittman, P.C.
GRUSHKO & MITTMAN, P.C.

ACKNOWLEDGEMENT:

The Company acknowledges the foregoing Agreement and agrees to faciliate the transactions contemplated therein.

THE BRAINY BRANDS COMPANY, INC.

By: /s/ John Benfield
John Benfield
Its: CEO

Schedule A

Pledgor	Shares
JOHN P. BENFIELD	2,499,998
DENNIS FEDORUK	9,224,995
RONDA BUSH	2,000,003
JERRY BUSH	999,998